SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 11, 2001

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9.	Regulation FD Disclosure.

Cleveland-Cliffs Inc published a News Release on May 11, 2001 as follows:

HIBBING TACONITE SCHEDULES SUMMER SHUTDOWN

      CLEVELAND, OHIO (May 11, 2001) -— Cleveland-Cliffs Inc (NYSE:CLF) announced today that continued reduced demand for iron ore pellets by North American steelmakers will necessitate a five-week shutdown this summer of the Hibbing Taconite Company operations in northern Minnesota. A subsidiary of Cliffs is manager and a minority owner of Hibbing Taconite.

      John S. Brinzo, Cliffs chairman and chief executive officer, said, “The shutdown we are announcing today is for Cliffs account. Because of reduced pellet demand by our customers, Cliffs overall inventory has risen to about 6 million tons. We intend to substantially reduce inventory by year end, and, unfortunately, the only way that can be accomplished is by curtailing production.” Cliffs previously announced that given its total ownership capacity of 12.8 million tons, and the need to improve its financial position, the Company expects to curtail its share of mine production this year by 4 million tons at Hibbing and most other mining operations where Cliffs has ownership.

      The shutdown, which will begin on July 1, will reduce Hibbing’s production level for the year to approximately 6.5 million tons. The facility had been scheduled to produce about 7.2 million tons. Operations are expected to startup on August 5. However, production plans remain subject to change. Approximately 790 employees will be affected by the shutdown.

      This will be the second shutdown for Hibbing this year. The plant was shuttered for six weeks earlier in the year, which reduced production by 900,000 tons. A four-week shutdown originally planned for this summer was cancelled when Bethlehem Steel Corporation, the mine’s majority owner, determined that it would need additional pellets because of problems in its sinter plant. Sinter is an alternate form of blast furnace feed.

      Brinzo noted that Cliffs has already announced substantial reductions in production at Northshore Mine in Minnesota and the Empire and Tilden Mines in Michigan. Northshore has idled a small furnace, which will reduce production by 700,000 tons, and both Tilden and Empire are scheduled for six-week shutdowns, beginning May 13 and June 3, respectively. Possible additional production curtailments are currently under review.

      “With imports of steel, much of it unfairly traded, rising again in March,” Brinzo said, “the only short-term answer to an improvement in our industry’s business conditions is quick and decisive action by the government. In the long run, our own internal efforts to reduce costs will be the determining factor in how well we meet the competition.”

      Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in five iron ore mines in Michigan, Minnesota and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

      This new release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

      Actual results may differ materially from such statements for a variety of factors, such as displacement of iron production by North American integrated steel producers due to electric furnace production or imports of semi-finished steel or pig iron; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; changes in imports of steel, iron ore, or ferrous metallics products; domestic or international economic and political conditions; major equipment failure, availability and magnitude and duration of repair, and availability and cost of key components of production (e.g., labor, electric power, fuel, water).

      Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s Annual Report for 2000 and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available on Cliffs’ web site. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

SIGNATURE

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

By: /s/ C. B. Bezik

Name: C. B. Bezik Title: Senior Vice President –Finance

Dated: May 16, 2001

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